Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports 184.5% Increase in Earnings
And Announces Cash Dividend for the Quarter Ended June 30, 2010

Naugatuck, CT, July 21, 2010.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $680,000 for the quarter ended June 30, 2010, compared to net income of $239,000 for the quarter ended June 30, 2009, an increase of $441,000 or 184.5%.  In addition, for the six month period ended June 30, 2010, the Company announced net income of $993,000 compared to net income of $608,000 for the six months ended June 30, 2009, an increase of $385,000 or 63.3%.  Earnings per share for the quarter and six months ended June 30, 2010 were $.10 and $.15 respectively, compared to $.04 and $.09 for the quarter and six months ended June 30, 2009.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended June 30, 2010, of $.03 per share payable to stockholders of record on August 10, 2010.  Payment of the cash dividend will be made on or about September 1, 2010.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

Net Interest Income

Net interest income for the quarter ended June 30, 2010 totaled $4.6 million compared to $3.7 million for the quarter ended June 30, 2009, an increase of $873,000 or 23.3%.  For the six month period ended June 30, 2010, net interest income totaled $9.1 million compared to $7.4 million for the six months ended June 30, 2009, an increase of $1.7 million or 23.3%.  The increase in net interest income was primarily due to a decrease in interest expense, combined with a smaller increase in interest income.  Interest expense decreased by $695,000, or 21.3%, and by $1.5 million, or 22.4%, in the three and six month periods, respectively.  These decreases were primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 66 basis points in the three month period and by 68 basis points in the six month period.  The Company experienced an increase in the average balances of deposits of 5.0% and 3.4% and an increase in the average balances of borrowings of 3.9% and 4.5% for the three and six month periods, respectively.  Increases in the average balances of deposits in both periods were experienced in regular savings accounts, checking accounts and money market accounts, partially offset by decreases in the average balances of certificate accounts.  The increases in deposits and borrowings were primarily used to fund increased loan demand.

The average balances of interest earning assets increased by 4.5% and 3.5% for the three and six months ended June 30, 2010, respectively, partially offset by a decrease of 10 basis points in the average rate earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio and Federal Funds sold over the same periods.  The average balances in the loan portfolio increased by 9.3% in both the three and six month periods.  The largest increases were in the average balances of the commercial real estate portfolio, followed by smaller increases in commercial business loans and residential mortgages.  These increases were due in part to our business development initiatives to grow market share and attract new customers.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $272,000 for the three months ended June 30, 2009 to $361,000 for the three months ended June 30, 2010.  For the six months ended June 30, 2010, the Bank recorded a provision of $1.2 million, compared to $557,000 for the six months ended June 30, 2009.  The increase in the provision in both periods is due to the growth of the total loan portfolio and general economic conditions.  A portion of the increase in the six month period is due to the allocation of a specific reserve of $325,000 for one commercial real estate loan based primarily on the results of a recent independent appraisal of the collateral property.

Non-performing loans totaled $12.6 million at June 30, 2010 compared to $6.0 million at December 31, 2009.  The increase was primarily the result of the placing of two commercial mortgage relationships totaling $4.2 million on non-accrual status during the first quarter. Management is working with the borrowers to return the loans to accrual status.  During the second quarter of 2010, a commercial real estate loan relationship of $828,000 was placed on non-accrual status and has been sent for foreclosure.  There was a 2.5% increase in the level of classified assets from December 31, 2009 to June 30, 2010 primarily in our commercial loan portfolio.  Classified assets increased from $60.5 million at December 31, 2009 to $62.0 million at June 30, 2010.  These classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Company’s $62.8 million in classified assets, $12.7 million were nonperforming as of June 30, 2010.

Noninterest Income

Noninterest income was $659,000 for the quarter ended June 30, 2010 compared to $645,000 for the quarter ended June 30, 2009, an increase of 2.2%.  For the six months ended June 30, 2010 noninterest income was $1.2 million compared to $1.4 million for the period ended June 30, 2009, a decrease of 9.1%.  The increase in the three month period is primarily due to an increase in fees for other services, partially offset by decreases in income from investment advisory services and fees for services related to deposit accounts.  This decrease in the six month period was primarily due to a lower level of gains realized on the sale of investments and income from investment advisory services in the 2010 period, partially offset by an increase in fees for other services. The increase in fees for other services in both periods is largely due to the fees associated with the increase in activity in the secondary mortgage market.

Noninterest Expense

Noninterest expense was $3.9 million for the quarter ended June 30, 2010 compared to $3.8 million for the quarter ended June 30, 2009.  For the six months ended June 30, 2010 non-interest expense was $7.8 million compared to $7.4 million for the six months ended June 30, 2009.  The increase in both periods was primarily the result of increases in compensation costs, directors compensation, office occupancy and loss on foreclosed real estate, partially offset by decreases in FDIC insurance premiums, advertising and computer processing over the 2009 periods.  The 2009 period included the accrual for the FDIC onetime special assessment of $250,000.  Additionally, the 2010 period includes costs associated with the planned acquisition of Southern Connecticut Bancorp later this year totaling approximately $89,000 and $155,000 for the three and six months ended June 30, 2010, respectively.

Selected Balance Sheet Data

Total assets were $565.2 million at June 30, 2010 compared to $557.0 million at December 31, 2009, an increase of $8.3 million or 1.5%.  Total liabilities were $514.0 million at June 30, 2010 compared to $506.6 million at December 31, 2009.  Deposits at June 30, 2010 were $394.3 million, an increase of $13.4 million or 3.5% over December 31, 2009.  Borrowed funds decreased from $119.0 million at December 31, 2009 to $112.5 million at June 30, 2010.  The increase in deposits and borrowings was primarily used to fund growth in loans, and to a lesser extent, repay borrowings.

Total stockholders’ equity was $51.2 million at June 30, 2010 compared to $50.3 million at December 31, 2009, due to a net increase in the unrealized loss on available for sale securities of $46,000, net income of $993,000 for the six month period, dividends of $159,000 paid to stockholders and $122,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At June 30, 2010, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

John C. Roman, President and CEO, commented:  “We are pleased with our growth year to date and our increase in earnings which is the result of an improved spread plus expense controls. Our initiative which began in 2009 to build a secondary mortgage market operation is now starting to produce non-interest income for the bank. In spite of our increase in non-performing assets, our asset quality ratios remain strong. We continue to work to resolve troubled loans while assisting borrowers through the economic slowdown. Prudent additions to our loan loss reserves have been made, while at the same time charge offs remain minimal. A significant majority of our loans are secured by real estate and real estate values in our market area generally have been more stable than in other areas of the country.”

Mr. Roman added, “We are working diligently towards the planned stock sale and acquisition of Southern Connecticut Bancorp. We expect that these transactions, which we anticipate will be completed later this year, will strengthen capital while increasing earnings capabilities.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$10,141	$9,003
Investment in federal funds	816	3,143
Investment securities	38,899	39,074
Loans receivable, net	483,042	473,304
Deferred income taxes	1,771	1,951
Other assets	30,580	30,480

Total assets	$565,249	$556,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$394,286	$380,931
Borrowed funds	112,538	118,984
Other liabilities	7,205	6,732

Total liabilities	514,029	506,647

Total stockholders' equity	51,220	50,308

Total liabilities and stockholders' equity	$565,249	$556,955

SELECTED OPERATIONS DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,185	$7,007	$14,329	$14,095
Total interest expense	2,571	3,266	5,187	6,681
Net interest income	4,614	3,741	9,142	7,414

Provision for loan losses	361	272	1,171	557

Net interest income after provision for loan losses	4,253	3,469	7,971	6,857

Noninterest income	659	645	1,230	1,353
Noninterest expense	3,919	3,796	7,773	7,396

Income before provision for income taxes	993	318	1,428	814
Provision for income taxes	313	79	435	206

Net income	$680	$239	$993	$608

Earnings per common share - basic and diluted	$0.10	$0.04	$0.15	$0.09

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2010	2009
	(Unaudited)

Return on average assets	0.48%	0.18%
Return on average equity	5.27	1.98
Interest rate spread	3.40	2.84
Net interest margin	3.48	2.94
Efficiency ratio (2)	74.17	86.37

ASSET QUALITY RATIOS:	At June 30,	At March 31,	At December 31,
	2010	2010	2009
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$5,199	$4,795	$3,996
Allowance for loan losses as a percent of total loans	1.05%	0.99%	0.84%
Allowance for loan losses as a percent of
nonperforming loans	40.73%	43.00%	66.60%
Net charge-offs (recoveries) to average loans
outstanding during the period	0.01%	0.00%	0.00%
Nonperforming loans (3)	$12,567	$11,150	$6,000
Nonperforming loans as a percent of total loans	2.57%	2.30%	1.26%
Nonperforming assets (4)	$12,734	$11,271	$6,140
Nonperforming assets as a percent of total assets	2.25%	2.00%	1.10%
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(3) Nonperforming loans consist of nonaccrual loans and troubled debt restructurings.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000